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(Logo)

April 1, 1993


Mr. Luis A. Alvarado
First Financial Caribbean Corporation
650 Munoz Rivera, Suite 402
Hato Rey, Puerto Rico 00912


Dear Mr. Alvarado:

          We are pleased to detail herein below the provisions of your employment agreement with First Financial Caribbean Corporation ("FFCC").

                            1. TERMS OF EMPLOYMENT
                               -------------------

          The term of this Agreement shall be for a period commencing on January 1, 1993 and ending December 31, 1995, unless sooner terminated as herein provided. This Agreement supersedes and cancels all prior employment, personal service or similar agreements between you and FFCC and its subsidiaries, divisions and ventures.

                       2. POSITION AND RESPONSIBILITIES
                          -----------------------------

     You will serve as Executive Vice President of First Financial Caribbean Corporation. By your acceptance of this Agreement, you undertake to accept such employment and to devote your full time and attention to FFCC, and to use your best efforts, ability and fidelity in the performance of the duties attached to such employment. During the term of your employment hereunder, you shall not perform any services for any other company, which services conflict in any way with our obligations under the two preceding sentences of this Section 2, whether or not such company is competitive with the businesses of FFCC, provided, however, that nothing in this Agreement shall preclude you from devoting reasonable periods required for

     (i) serving as a director or member of a committee of any organization involving no conflict or potential conflict of interest with the interests of the Corporation.

     (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

     (iii)  engaging in charitable and community activities; and
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Mr. Luis Alvardo                       Page 2                   April 1, 1993


     (iv) managing your personal and family investments, provided that such activities do not interfere with the regular performance of your duties and responsibilities under this Agreement.

          You shall, at all times during the term hereof, be subject to the supervision and direction of the Chairman and Chief Executive Officer, the President and the Senior Executive Vice President, with respect to your duties, responsibilities and the exercise of your powers.


                               3. COMPENSATION
                                  ------------

          (a) During the term of this Agreement, you shall receive an aggregate payment in an amount which will not be less than $175,000 and which shall not be greater than $375,000 annually, subject to the provisions of 3(d) below:

     (i) $150,000 annually, payable no less often than monthly in accordance with corporate policy, commencing January 1, 1993.

    (ii)  an amount equal to the greater of (A) $25,000 per annum or (B) 2% of the annual consolidated net income after all taxes but before dividends on preferred stock of FFCC and its subsidiaries (adjusted as described below) to the extent such net income exceeds an amount equal to a 15% Return on Equity Capital (as defined below) (including net income from equity interests held by FFCC in any other venture and net income of any successor of FFCC which may be formed by merger, consolidation or sale of all or substantially all of the assets of FFCC) during the calendar year preceding the payment as determined in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and shown by FFCC's published consolidated financial statements audited by its independent accountants (hereinafter referred to as "GAAP"), such net income to be adjusted to (A) eliminate the effect of the payment made pursuant to this Section 3(a)(ii), and (B) by adding back any other unusual or extraordinary items of income or expense such as merger related expenses (other than items of operating income or expense). Such amount shall be payable annually by FFCC within 30 days following the date on which its Annual Report on Form 10-K for the fiscal year ended the prior December 31, shall have been filed with the United States Securities and Exchange Commission; provided that such amount shall only be payable if you shall have served as Executive Vice President of FFCC for the entire fiscal year to which such paymenbts relate. As used in this Section 3(a)(ii), (1) "Equity Capital" means FFCC's consolidated equity capital including preferred stock at the December 31 immediately preceding the beginning of the fiscal year for
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Mr. Luis Alvardo                     Page 3                    April 1, 1993

         which the calculation is being made, determined in accordance with GAAP and (2) "Return on Equity Capital" for any fiscal year means the percentage determined by dividing FFCC's consolidated net income after all taxes but before dividends on preferred stock determined in accordance with GAAP for such fiscal year by Equity Capital for such preceding December 31; provided that such calculation shall be adjusted as described in (x), (y) and (z) below.

         (x) If FFCC sells its equity securities during the fiscal year, Equity Capital shall be increased by the net proceeds to FFCC (after expenses) of such sale multipled by a fraction the numerator of which shall be the number of days remaining in such fiscal year on the date of the closing of such sale and the denominator of which shall be 365.

         (y) Any gains from the sale of portions of FFCC's servicing portfolio shall be included in net income only to the extent the aggregate net principal amount of mortgages serviced by FFCC as part of its servicing portfolio at the end of such fiscal year exceeds the aggregate net principal amount of mortgages serviced by FFCC as part of such portfolio at the beginning of such fiscal year (in each case determined in accordance with GAAP) without including any portion of the servicing portfolio purchased by FFCC during such fiscal year.

         (z) Net income shall be reduced by the amount of any reductions to Equity Capital not reflected in FFCC's consolidated income statement for such fiscal year; provided, however, shall your aggregate payment for any year under clauses
              (ii) exceed $375,000.

  (b) You shall be entitled to participate in the other benefit plans of FFCC upon the terms and conditions on which such benefits are made available to other officers of FFCC. Nothing herein shall obligate FFCC to continue any existing benefit plan or to establish any replacement benefit plan.


  (c) You shall be entitled to reimbursement for reasonable travel and entertainment expenses incurred in connection with the rendering of your services hereunder. Nothing contained herein shall authorize you to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person which might be deemed a bribe, kickback or otherwise and improper payment under corporate policy or practice and no portion of the compensation payable hereunder is for any such purpose.

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Mr. Luis Alvarado                    Page 4                       April 1, 1993

     (d) Payments under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth, state or municipal income, withholding, social security, state disability insurance, or similar or other taxes or other items which may be required or authorized to be deducted by law or custom.

                           4.  COMPETITIVE ACTIVITY
                               --------------------

     (a) You may not perform any Mortgage Banking Activity or services for others or undertake such Mortgage Banking Activities for your own account in Puerto Rico while in the employ of FFCC. In addition, you shall not, directly or indirectly, for a period of one year after the termination of your employment with FFCC, without the prior written consent of FFCC, enter into or consult with any person or entity with respect to any Moprtgage Banking Activity in Puerto Rico, enter into or in any manner take part in or lend your name, counsel or assistance to any venture, business or endeavor, either as proprietor, principal, partner, consultant, advisor, agent, or independent contractor or in any other capacity whatsoever, for the purpose of Mortgage Banking Activities in Puerto Rico. Ownership of less than 2% of any class of the capital stock of a corporation whose securities are regularly traded on a national securities exchange or in the over-the-counter market, shall not be deemed to violate this injunction against any breach or threatened breach of the foregoing covenants, provided that no services are rendered to such corporation.

     (b) Mortgage Banking Activities shall mean the origination, purchase, receipt of interest, servicing and sale of mortgages or pools of mortgages on homes in Puerto Rico and the purchase and sale of interests in pools of mortgages by FFCC, Doral Mortgage Corporation or any other subsidiary or affiliate thereof or a group consisting of members of present management (other than Doral Federal Savings Bank).

                        5.  TERMINATION OF EMPLOYMENT
                            -------------------------

          (a) Your employment hereunder may be terminated for dishonesty, death, incapacity, or inability to perform the duties of your employment on a daily basis, resulting from physical or mental disability caused by illness, accident or otherwise or refusal to perform the duties and responsibilities of your employment hereunder, or breach of fidelity to FFCC.

          (b) At any time following a "Change in Control" of FFCC, this Agreement may be terminated by FFCC or you on 30 days' written notice to you, such termination to be effective as of the end of the calendar year during which such notice is given. As used herein, a "Change in Control" shall be deemed to have occurred at such time as (i) any person or group (other than the Cullman & Ernst group or any member thereof) becomes the beneficial owner of more than 50% of the voting power of FFCC's voting stock, or (ii) FFCC consolidates with or merges into any other corporation or conveys or otherwise disposes of all or substantially all of its assets to any person.
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Mr. Luis Alvarado               Page 5                         April 1, 1993


          (c) If at any time you shall voluntarily terminate your employment, then this Agreement, except for Section 4 hereof, shall terminate and all further obligations of FFCC hereunder shall cease, provided that in any termination pursuant to subsection (b) of this Section 5 you shall be entitled to receive all compensation due pursuant to Section 3 hereof for the calendar year ended on the date of such termination.

          You agree that this Section 5 shall create no additional rights in you to direct the operations of FFCC.

                        6.  WAIVERS AND MODIFICATIONS
                            -------------------------

          No waiver by either party of any breach by the other of any provisions hereof shall be deemed to be a waiver of any later or other breach thereof, or as a waiver of any such or other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                               7.  SEVERABILITY
                                   ------------

          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective under applicable law. In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void and unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

                               8.  ARBITRATION
                                   -----------

          Any dispute arising under this Agreement shall be submitted to arbitration in New York, New York under rules of the American Arbitration Association.

                                 9.  NOTICES
                                     -------

          Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, to the address of the intended recipient as herein set forth or to such other address as a party may theretofore have specific in writing to the other by delivering or mailing in a similar manner. Any notice or communication intended for FFCC shall be addressed to the attention of its Board of Directors.
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Mr. Luis Alvarado                   Page 6                      April 1, 1993

                              10.  Govering Law
                                  -------------

     This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico.

                              11.  Miscellaneous
                                   -------------

     This Agreement shall be binding upon the successors and assigns of FFCC. This Agreement is personal to you, and you therefore may not assign your duties under this Agreement. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or to affect the meaning hereof.

     If the foregoing terms and conditions correctly embody your mutual understanding with FFCC, kindly endorse your acceptance and agreement therewith in the space below provided, whereupon this shall become a binding agreement.

                            Very truly yours,

                            FIRST FINANCIAL CARIBBEAN CORPORATION

                            By: /s/ Richard F. Bonini
                                -----------------------------------
                                Name:  Richard F. Bonini
                                Title: Senior Executive Vice President
                                          & Director

Accepted and Agreed to as of the
Date First Above Set Forth:

/s/ Luis A. Alvarado
- --------------------
Luis A. Alvarado